EXHIBIT 99(a)


                         CERTIFICATE OF ADJUSTMENT OF
                        PREFERRED STOCK PURCHASE RIGHTS

     Pursuant to Section 12 of the Rights Agreement (the "Rights Agreement") dated as of June 13, 1995, as amended, between Worthington Foods, Inc., an Ohio corporation (the "Company"), and National City Bank (the "Rights Agent"), the Company hereby certifies that each Right issued pursuant to the Rights Agreement is hereby adjusted so that it shall hereafter represent the right to purchase three-fifths of one one-hundredth of a Series A Junior Participating Preferred Share, without par value ("Preferred Share"), of the Company. The exercise price for each Right will continue to be $92.00 for each one one-hundredth of a Preferred Share. Each issued and outstanding common share of the Company shall continue to be accompanied by one Right. The foregoing adjustment is made pursuant to Section 11(n) of the Rights Agreement, in connection with the four-for-three stock split of the Common Stock which will be effected on or about December 6, 1996, by means of the issuance of one additional share of Common Stock for every three shares of Common Stock outstanding on November 15, 1996. The Redemption Price (as defined in the Rights Agreement) shall be adjusted from $.008 per Right to $.006 per Right. These adjustments shall be effective upon the date of distribution of such stock split.



                                    WORTHINGTON FOODS, INC.


                                    By:  Ronald L. McDermott
                                         ______________________________

                                         Its:  Secretary


Date:  October 29, 1996